Exhibit 10.14

13 February 2023

Private and Confidential

Eric Dyer

[***]

[***]

Dear Eric,

Transfer of Employment with Tamboran Resources Limited ACN 135 299 062) | Offer of Employment by Tamboran Services Pty Ltd (ACN 163 215 487)

We refer to our discussions on 1 February 2023 regarding your ongoing employment with Tamboran Resources Limited (ACN 135 299 062) (Tamboran).

We confirm that as a result of an internal corporate restructure, your employment with Tamboran is to be transferred to Tamboran Services Pty Ltd (ACN 163 215 487) (Tamboran Services).

In order for your employment to transfer from Tamboran to Tamboran Services, you will need to accept an offer of employment with Tamboran Services and your employment with Tamboran will cease.

This letter contains an offer of employment with Tamboran Services. If you accept this offer, your employment with Tamboran will cease on the day immediately prior to the Commencement Date (defined below) and you will commence employment with Tamboran Services on the Commencement Date defined below.

Offer of Employment—Tamboran Services

The terms of Tamboran Services’ offer of employment are as follows.

1.	Your employment with Tamboran Services will commence on 1 March 2023 (Commencement Date) or such other time as agreed between the parties in writing.

2.

Other than as set out in paragraph 3 below, Tamboran Services will adopt the terms and conditions of your existing written contract of employment with Tamboran executed by you on 5 May 2021 (the Existing Contract, copy enclosed). All relevant references to “Tamboran Resources Limited ACN 135 299 062” (as your current employer) in the Existing Contract will be replaced by “Tamboran Services Pty Ltd”. These terms will apply during your employment with Tamboran Services and, together with the terms and conditions set out within this letter, will form your written contract of employment with Tamboran Services.

3.	Changes to the terms and conditions set out in the Existing Contract, which will be effective on and from 1 December 2022 are:

(a)

your annual Base Salary (as defined in clause 10.1 of the Existing Contract) will change to $525,000 plus superannuation at the minimum amount required to avoid a superannuation guarantee charge being imposed on Tamboran Services.

4.	For the avoidance of doubt:

(a)	the Discretionary Annual Bonus to which you are eligible under clause 13.1 of the Existing Contract will be calculated on the new Base Salary set out in this letter;

(b)	nothing in this letter affects your entitlements under Tamboran’s equity incentive plan to which you were invited by previous way of letter (Equity Incentive Plan);

(c)

in particular, Tamboran confirms that your entry into this agreement and the cessation of your employment with Tamboran and the commencement of employment with Tamboran Services in accordance with its terms will not constitute a cessation of employment with any Group Company for the purposes of the Equity Incentive Plan nor does it make you a “Good Leaver” or “Bad Leaver” under the Equity Incentive Plan; and

(d)

all other terms and conditions contained within the Existing Contract will remain in full force and effect in your employment with Tamboran Services including, without limitation, with respec~~t~~ to your notice period, confidential information, intellectual property and post-employment restraints.

5.

Tamboran Services will us your recognised “start date” with Tamboran for the purposes of calculating service-based entitlements. In other words, your prior continuous service Tamboran will be regarded as “continuous service” with Tamboran Services for the purpose of determining employment benefits which are affected by your period of service, such as leave benefits, notice benefits and other termination benefits. However, you will not be able to claim the same benefit twice (i.e. you will not be able to claim the same benefit from both Tamboran and Tamboran Services).

6.	From the Commencement Date, Tamboran Services will assume responsibility for all accrued benefits which you currently maintain with Tamboran.

7.

Where you have completed six months’ service with Tamboran, Tamboran Services will waive any minimum employment, probation or qualifying period which would otherwise apply as a consequence of the Fair Work Act 2009 (Cth).

8.

Existing arrangements in place with Tamboran for the taking of leave of any kind on or after the Commencement Date will be honoured by Tamboran Services, and the usual arrangements for taking leave after that time will be made with appropriate managers. If you are due to be on pre-approved leave on the Commencement Date, then you will still be taken to commence employment with Tamboran Services on the Commencement Date, notwithstanding your absence.

9.

This offer is conditional upon your mutual agreement with Tamboran (who is also a signatory to this letter) that your employment with Tamboran will cease at 11.59 pm on the day prior to the Commencement Date so that you can commence employment with Tamboran Services on the Commencement Date. You agree that, in circumstances where your employment entitlements are being transferred from Tamboran to Tamboran Services and where there will be no break between your employment with Tamboran and Tamboran Services, neither you nor Tamboran is required to give the other notice of termination or payment in lieu thereof, nor will any other termination payments be made by Tamboran in respect of the cessation of your employment as contemplated in this letter.

10.

The offer contained in this letter and in the enclosed Existing Contract contains the entire agreement relating to your employment with Tamboran Services and supersedes all prior offers, understandings, communications or agreements (written or oral) by or between you and Tamboran Services.

Next Steps

If you have read the terms and conditions relating to Tamboran Services’ offer of employment and wish to accept this offer, you will need to do the following:

1.

Complete and sign the acknowledgment below. By signing and acknowledging below, you agree that the terms and conditions set out within this letter and the Existing Contract will together form your written contract of employment with Tamboran Services from the Commencement Date. However, you do not formally accept this offer of employment and continue to attend for work on and after the Commencement Date, Tamboran Services will take your attendance as confirmation of your acceptance of this offer and you will be transferred to its payroll.

2.

Please return the signed acknowledgment to Lisa Vassallo, VP, Human Resources by no later than 5 pm on 17 February 2023. If you have any questions about this letter or the transfer process, please contact Lisa Vassallo on lisa.vassallo@tamboran.com.

If you do not wish to accept the offer, please notify Lisa Vassallo by no later than 5 pm on 17 February 2023. In such circumstances, will be in contact with you.

We are hopeful that you will accept the offer of employment from Tamboran Services and look forward to working with you in Tamboran Services’ business.

/s/ Richard K. Stoneburner
Richard K. Stoneburner
Chairman

For and on behalf of Tamboran Resources Limited (CAN 135 299 062)

/s/ Joel Riddle
Joel Riddle
Director

For and on behalf of Tamboran Resources Limited (CAN 135 299 062)

Acknowledgement and Acceptance

I, the undersigned, Eric Dyer, acknowledge that I have read, understand and accept the terms and conditions set out within this letter and its attachment relating to Tamboran Services’ offer of employment and the cessation of my employment with Tamboran.

/s/ Eric Dyer	12-February 2023
Signed	Date

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